Exhibit 10.20

Odysight.ai Inc.

DIRECTOR APPOINTMENT AND SERVICES AGREEMENT

This Director Appointment and Services Agreement (the “Agreement”) is made and entered into as of September 16, 2024 (the “Effective Date”) between Odysight.ai Inc. (the “Company”), and Carlo Papa, ID No. * * * (the “Director”)

WHEREAS, the Company desires to retain Director to provide those Services (as defined bellow) to the Company as further specified herein and to serve as a board member on the Company’s Board of Directors (the “Board”), and Director is willing to serve in that capacity, on terms set forth more fully below.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, agree as follows:

1.	SERVICES AND COMPENSATION

1.1.	Company hereby retains Director to serve on its Board as a director and Director agrees to serve on the Board.

1.2.	Notwithstanding any other obligations pursuant to law or the Articles of Incorporation and By-laws of the Company, (ANNEX 1) as amended and restated from time to time (the “Articles”), as a director, you will be expected to participate in substantially all meetings of the Board in person or via videoconference and carry out all of the customary duties of a director, including without limitation, the participation in conference calls held among the members of the Board and the signing of written consents, where applicable. You may also be invited to serve as a member of one or more committees of the Board. All the services referred to in this paragraph are referred to herein as the “Services”, and for the avoidance of doubt shall be performed solely by you. .

1.3.	The Director’s service as a director is subject to the absolute authority of the Company’s shareholders to elect, re-elect, replace and/or remove directors from the Board, including, without limitations, the Director.

1.4.	Save for any powers granted to the Director as a member of the Board by law and/or the provisions of the Company’s Articles of Association, as amended from time to time, the Director shall not have (and shall not purport to utilize) the right or authority to assume or create any obligations or make any representations or warranties on behalf of Company, whether express or implied, or to bind the Company in any respect whatsoever.

1.5.	Consideration. As consideration for the Services provided by the Director hereunder, the Director shall be entitled to an annual fee of Euro 30,000, which will be paid to you on a quarterly basis in equal installments (the “Fees”). The Fees will be paid by the Company to the Director against a proper tax invoice issued by the Director.

1.6.	Grant of Options. Following the execution of this Agreement, and conditional upon the Director’s continuance engagement with the Company, the Company will recommend to the Board to grant the Director options to purchase a total of 30,000 shares of common stock, par value US$0.001, of the Company, at an exercise price per share equal to USD 4.8 (the “Options”). The grant of the Options as well as the terms and conditions applicable thereto shall be subject to the sole discretion of the Board and shall be subject to the provisions of the applicable equity incentive plan under which the Options will be granted, and the respective option agreement to be entered between the Company and Director (the “Option Agreement”). Such recommendation will further provide that the Options shall vest over a period of 3 years with 33.33% of the shares covered by the Options vesting on the first anniversary of your Service as Board member, and 8.33% of the shares covered by the Options at the end of each subsequent three-month period thereafter over the course of the subsequent two years, subject to Director’s continued provision of Services to the Company throughout the respective vesting period, such that upon the termination of the Services for any reason, all then unvested Options shall terminate and all then vested Options may be exercisable only during a specific period thereafter, as determined under the applicable equity incentive plan and the Option Agreement. The grant of Options shall be further conditional upon the receipt of all approvals required under any applicable law including any applicable tax laws and the execution and delivery by the Director of the Option Agreement and all other instruments as required by the Board with respect to such Options. For the avoidance of doubt, it is clarified that any taxes due with respect to the Options and participation in the equity incentive plan shall be borne solely by the Director and that the Company shall be entitled to withhold tax in respect of such Options as it deems required under applicable law.

1.7.	Director shall be solely liable for and shall bear any federal, state, or local withholding, or other payroll taxes and/or other mandatory payment and/or consequences relating to performance of the Services under this Agreement arising from the grant and/or exercise of the Options, including as specifically indicated under Section 1.6 above.

1.8.	The Company shall reimburse Director for necessary and customary business expenses incurred by Director in connection with the rendering of the Services hereunder, including Flights on behalf of the Company in business class, provided that such expenses have been pre-approved by the Company and against the provision of proper receipts. The Fees, the Options and the reimbursement of expenses shall constitute the total compensation payable by the Company to Director and Director shall not be entitled to any other form of compensation, shares, options, commission, fee, bonus, reimbursement or any other payment or compensation from the Company.

2.	CONFIDENTIALITY

2.1.	“Confidential Information” means any and all Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

2.2.	Director will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. Director agrees that said Confidential Information shall remain the sole property of the Company. Director further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Notwithstanding the above, Director’s obligation under this section 2.2 relating to Confidential Information shall not apply to information which: (i) is known to Director at the time of disclosure to Director by the Company as evidenced by written records of Director, (ii) has become publicly known and made generally available through no wrongful act or omission of Director, or (iii) has been rightfully received by Director from a third party not bound by an obligation to keep such information confidential.

2.3.	Director will not, during the Term (as defined below), use or disclose to the Company or its personnel any proprietary information or trade secrets of any former or current employer of Director or other person or entity with which Director has an agreement or duty to keep in confidence information acquired by Director, if any, and that Director will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Director will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney’s fees and costs of suit, arising out of or in connection with any violation or claimed violation by the Company or its employees and agents of a third party’s rights resulting in whole or in part from the Company’s use or disclosure of the work product of Director under this Agreement.

2.4.	Director recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Director agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

2.5.	Upon the termination of this Agreement, or upon Company’s earlier request, Director will deliver to the Company all of the Company’s property, including all tangible embodiments of Confidential Information that Director may have in Director’s possession or control. Director agrees that he will not take any action that could be of harm to the good reputation or established image of the Company.

3.	OWNERSHIP

3.1.	The Company shall be the sole and exclusive owner of any and all materials, including, without limitation, any and all products, devices, computer programs, techniques, procedures, discoveries, inventions, methodologies, improvements, know-how and original works of authorship, and all materials, texts, drawings, specifications, reports, data, and other recorded information, in preliminary or final form, that result from, or are suggested by Director in connection with, the Services, or that are created, developed, conceived, reduced to practice, discovered, invented or made by Director (whether solely or jointly with others) in connection with the Services. To the extent permitted under applicable law, all the foregoing (“Proprietary Materials”), including any and all Intellectual Property Rights related therein will constitute “works made for hire” by Director for the Company, and the ownership of such Proprietary Materials will vest in the Company at the time they are created. To the extent that the Proprietary Materials are not “works made for hire” under applicable copyright or other laws, Director hereby assigns and transfers to the Company all right, title and interest that I may now or hereafter have in the Proprietary Materials. Director agrees to: (i) promptly disclose to the Company the creation or existence of all Proprietary Materials; and (ii) take such action, during the term of this Agreement and thereafter, as the Company may request, to evidence, transfer, vest or confirm the Company’s right, title and interest in and to the Proprietary Materials, provided that the Company shall reimburse Director for all my directly related out-of-pocket expenses evidenced in connection therewith.

For purposes of this Section 3, “Intellectual Property Rights” shall mean all worldwide (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (e) divisions, continuation, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.2.	Director shall not be entitled, and Director hereby waives now and/or in the future, any claim, to any right, compensation, royalty, and/or reward in connection with said Proprietary Materials.

4.	REPRESENTATIONS AND WARRANTIES

Director represents and warrants that:

4.1.	Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Director from complying with the provisions hereof;

4.2.	Director will not enter into any such conflicting agreement during the Term of this Agreement;

4.3.	Director’s retention by the Company does not and will not breach any other agreement to keep in confidence proprietary information acquired by Director;

4.4.	Director has not brought and will not bring or use any equipment, supplies or proprietary information of any other employer which are not generally available to the public, without written authorization for such use; and

4.5.	Director has the full right and authority to enter into this Agreement and to grant to the Company the Intellectual Property Rights granted herein.

5.	TERM AND TERMINATION

5.1.	This Agreement will commence on the Effective Date and will remain in effect unless terminated by either party in accordance with Section 5.2 below (the “Term”).

5.2.	Without derogating from the Company’s shareholders right to terminate the Director’s service as a director at the Board with immediate effect, as provided in Section 1.3 above, either party may terminate this Agreement for any reason by giving a thirty (30) days prior written notice to the other party. The Company may terminate this Agreement immediately and without prior notice if Director is in breach of any material provision of this Agreement.

5.3.	Upon the termination of this Agreement all rights and duties of the parties toward each other shall cease except that Sections 2 (Confidentiality), 3 (Ownership), 4 (Representations and Warranties), 7 (Independent Contractor), 8 (Non-Competition; Non-Solicitation), 9 (Jurisdiction and Governing Law) and this subsection 5.3 shall survive termination of this Agreement.

6.	ASSIGNMENT

Neither this Agreement nor any right or obligation hereunder or interest herein may be assigned or transferred by Director without the express prior written consent of the Company.

7.	INDEPENDENT CONTRACTOR

It is understood that the relationship between you and the Company is that of an independent contractor, serving as a director and thus there shall not be any employer-employee relationship between you and the Company. Any Services which are of a nature sometimes provided by consultants will be provided by you as a director, not as a consultant; and in any event you shall not be entitled to any additional compensation with regard to consulting services, unless such services are agreed upon, in a separate written agreement. In the event that (i) you shall claim the existence of an employer-employee relationship with Company, and/or shall claim monies and/or rights as an employee of Company, and/or (ii) the relationship between you and Company shall be regarded or determined by any governmental authority and/or any third party at any time hereafter as an employer-employee relationship; you shall reimburse and indemnify Company, at Company’s first demand, for any sum which shall be demanded of it in connection with such claims and/or determinations, as well as any and all expenses and/or costs incurred by Company relating to any such claims or determinations.

8.	NON-COMPETITION; NON-SOLICITATION

8.1.	In view of Director’s access to the Company’s trade secrets and proprietary know-how, Director will not, without Company’s prior written consent, carry on or engage, whether directly or indirectly, in any capacity whatsoever, whether independently or as an employee, consultant or otherwise, through any corporate body and/or with or through others, in any commercial or business activity which shall be in direct competition with the activity or business of the Company, during the Term and for a period of one (1) year after the termination of this Agreement.

8.2.	Director agrees that during the term of this Agreement and for a period of one (1) year thereafter, he shall not, whether on his own account and/or on behalf of others, in any way knowingly offer, solicit, interfere with and/or endeavor to entice away from Company any person, firm or company with whom Company shall have any contractual and/or commercial relationship as an employee, consultant, licenser, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on or prior to the effective date of termination of this Agreement.

8.3.	Director hereby acknowledges that his obligations under this Section 8 are reasonable in light of the Services, the Company’s business and the fact that the Fees and the Options to which he is entitled under this Agreement have been calculated to include special consideration for his undertakings in this Section 8.

9.	GOVERNING LAW; JURISDICTION

The laws of the State of Navada shall govern the validity, interpretation, construction and performance of this Agreement, without giving effect to the principles of conflict of laws. All disputes arising under or in connection with this Agreement shall be finally resolved by binding arbitration by a single arbitrator, in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). The arbitrator shall be selected in accordance with the ICC Rules in an impartial manner determined by thereby. The arbitrator shall have complete authority to render any and all relief, legal and equitable, appropriate under this Agreement. The arbitrator shall award costs of the proceeding, including reasonable attorney’s fees, to the party determined to have substantially prevailed.

10.	MODIFICATION

This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.

11.	SEVERABILITY

If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, the balance of the Agreement shall be interpreted as if such provision were so excluded and the balance of the Agreement shall be enforceable in accordance with its terms.

12.	NOTICES

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile or email if sent during normal business hours of the recipient, if not, then on the next business day; (iii) three (3) days after having been sent by registered or certified airmail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be addressed to a person or address as any party shall specify by notice in writing to the other party.

13.	ENTIRE AGREEMENT

The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes all prior discussion, agreements and writings in respect hereto.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:			DIRECTOR:

By:	/s/ Einav Brenner	/s/ Yehu Ofer	/s/ Carlo Papa
Name:	Einav Brenner	Yehu Ofer	Carlo Papa
Title:	CFO	CEO

[Signature page to Odysight.ai Inc. – Director Appointment and Services Agreement]

Annex 1